EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-224694 and No. 333-227016) and on Form S-8 (No. 333-233019, No. 333-216539 and No. 333-213865) of AC Immune SA of our report dated March 23, 2020, relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers SA

Lausanne, Switzerland

March 30, 2020